Exhibit 99.1

Kaplan International acquires MPW
LONDON, 14th December 2015:
Kaplan International has agreed to acquire Mander Portman Woodward (“MPW”), one of the UK’s most prestigious and well-respected independent Sixth Form College groups, and a portfolio company of Levine Leichtman Capital Partners. Terms of the transaction were not disclosed. The deal is expected to close in early January.
MPW is a leading provider of high quality, bespoke education to UK and international students, covering a wide range of A Level and GCSE courses. MPW operates across three colleges strategically located in London, Cambridge and Birmingham with close proximity to prestigious university campuses.
Established in 1973, MPW has a pre-eminent track record in assisting its students achieve academic success and gain entry to the world’s leading universities, including Oxford and Cambridge. In addition, having successfully introduced its International Foundation Programme, MPW is now one of only three institutions in the UK approved to teach this programme with academic direction by the London School of Economics and Political Science (LSE). In conjunction with its subsidiary, Justin Craig Education, MPW is also the UK’s leading provider of revision courses for extramural students.
“We are delighted to be working with MPW,” said David Jones, CEO, Kaplan International, “and our first priority will be to help them preserve the reputation they have built in serving the UK student community. KI operates pathway colleges that prepare international students for entry to some of the most prestigious universities in the UK, US and Australia. MPW’s programmes are highly complementary to our portfolio and give us significant opportunities to expand both Kaplan’s and MPW’s footprint in key overseas markets.”
“For 40 years, MPW has built an enviable reputation for top academic results, excellent pastoral care and inspired teaching tailored to the needs of each student. We will use our extensive resources to help the MPW management team open new schools in both the UK and internationally, as well as to expand their academic offering.”
“We are delighted to be joining the Kaplan group”, said Nigel Stout, the CEO of MPW. “We have long thought of Kaplan as an excellent home for our business and believe that Kaplan’s reputation and deep education heritage constitute a perfect cultural fit for MPW. Our management team is very excited about the opportunities that MPW, with the support of David Jones and his team at Kaplan International, will be able to unlock. We look forward to a long and prosperous relationship.”
About Kaplan
Kaplan serves over 1.2 million students globally each year through its array of higher education, university preparation, test preparation, professional education, and English-language training programmes, and offerings to individuals, institutions, and businesses. Across its 75-plus year history, first as small test-prep pioneer and then an early online education leader and now a global education provider, Kaplan has been recognized for expanding educational access and using learning science innovations to improve outcomes for its students and partners. Kaplan has operations in over 30 countries, employs more than 19,000 full- and part-time professionals, and maintains relationships and partnerships with more than 1,000 school districts, colleges, and universities, and over 2,600 corporations and businesses.
Kaplan is a subsidiary of Graham Holdings Company (NYSE: GHC) and its largest division. For more information, please visit www.kaplan.com
Contact:
In the UK, Elizabeth Hess, +44(0)7983 435 705
In the US, Melissa Mack, +1 212 492 5849